Exhibit 5.2

[CLEARY GOTTLIEB STEEN & HAMILTON LLP]

Writer's Direct Dial: (212) 225-2670
E-Mail: rdavis@cgsh.com

August 4, 2006

The Neiman Marcus Group, Inc.
One Marcus Square, 1618 Main Street
Dallas, Texas 75201

Neiman Marcus, Inc.
One Marcus Square, 1618 Main Street
Dallas, Texas 75201

    Re:
    Registration Statement on Form S-1

Ladies and Gentlemen:

        We have acted as special counsel to The Neiman Marcus Group, Inc., a Delaware corporation (the "Issuer"), and Neiman Marcus, Inc., a Delaware corporation (the "Guarantor"), in connection with the Registration Statement on Form S-1 (the "Registration Statement") filed today with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Act"), in connection with market-making activities of an affiliate of the Issuer in respect of the Issuer's 7.125% Senior Debentures Due 2028 (the "2028 Debentures"). The 2028 Debentures have been issued under an Indenture, dated as of May 27, 1998 (the "Original Indenture"), between the Issuer and The Bank of New York Trust Company, N.A., as successor trustee (the "Trustee"), as supplemented by the First Supplemental Indenture thereto dated as of July 11, 2006 (the "First Supplemental Indenture" and, together with the Original Indenture, the "Indenture") among the Issuer, the Guarantor and the Trustee. The First Supplemental Indenture includes the guarantee (the "Guarantee") of the 2028 Debentures by the Guarantor.

        We have participated in the preparation of the Registration Statement and have reviewed originals or copies certified or otherwise identified to our satisfaction of such documents and records of the Issuer and the Guarantor and such other instruments and other certificates of public officials, officers and representatives of the Issuer, the Guarantor and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

        In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.

        Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that (a) the 2028 Debentures are the valid, binding and enforceable obligations of the Issuer, entitled to the benefits of the Indenture and (b) the Guarantee set forth in the Indenture is the valid, binding and enforceable obligation of the Guarantor.

        Insofar as the foregoing opinions relate to the validity, binding effect or enforceability of any agreement or obligation of the Issuer or the Guarantor, (a) we have assumed that each party to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to the Issuer or the Guarantor regarding the law of the State of New York that in our experience normally would be applicable to general business entities with respect to such agreement or obligation) and (b) such opinions are subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and to general principles of equity.

        The foregoing opinions are limited to the law of the State of New York.

        We hereby consent to the filing of this opinion letter as Exhibit 5.2 to the Registration Statement, to the reference to this firm in the Registration Statement and the related prospectus under the caption "Legal Matters" and to the reliance hereon by Nelson A. Bangs, Senior Vice President and General Counsel of the Issuer and the Guarantor, in his opinion of even date herewith. In giving such consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement, including this Exhibit, within the meaning of the term "expert" as used in the Act or the rules and regulations of the Securities and Exchange Commission issued thereunder. The opinions expressed herein are rendered on and as of the date hereof, and we assume no obligation to advise you, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Very truly yours,
CLEARY GOTTLIEB STEEN & HAMILTON LLP
By	/s/ Robert P. Davis
Robert P. Davis, a Partner